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                                                                Exhibit 11

                   ITT EDUCATIONAL SERVICES, INC.
          COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                            THREE MONTHS ENDED MARCH 31,
                                            ----------------------------
                                                 1999       1998
                                                 ----       ----
Net income                                     $ 6,519    $ 7,328
                                               -------    -------
                                               -------    -------
Shares:
   Weighted average number of shares
      of common stock outstanding               26,057     27,000
Shares assumed issued
   (less shares assumed purchased)
      on stock options                             240        144
                                               -------    -------
Outstanding shares for diluted
  earnings per share calculation                26,297     27,144
                                               -------    -------
                                               -------    -------
Earnings per common share:
     Basic                                     $  0.25    $  0.27
     Diluted                                   $  0.25    $  0.27
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